Exhibit 99.1
     The Woodlands, TX — January 9, 2008 - Repros Therapeutics Inc. (NasdaqGM:RPRX) announced today that the Board of Directors has approved an amendment to its Shareholder Rights Plan that permits the Company’s largest shareholder, Efficacy Capital, to purchase up to 33% of the Company’s outstanding capital stock on the open market or in potential future purchases directly from Repros. Efficacy currently owns a percentage that is slightly below the current twenty percent (20%) threshold in the Rights Plan. In connection with this Amendment, the Company and Efficacy Capital have entered into a Standstill Agreement containing customary covenants and obligations restricting Efficacy from taking certain actions with respect to its shares. As part of the Standstill Agreement, the Company has agreed to appoint Mark Lappe, Managing Partner at Efficacy, as a director of the Company, should he elect to do so, and to provide Efficacy Capital with observer rights at the Company’s board meetings.
     “The Board of Directors and I are quite pleased with the decision of Efficacy Capital to acquire more of our shares,” stated Joseph Podolski, Repros’ President and Chief Executive Officer. “Efficacy is an experienced and knowledgeable investor in the biotech marketplace, and we believe that this decision on their part reflects strongly on the strength of our product candidates, Proellex® and Androxal™. We look forward to working more closely with Efficacy and Mark in the event he decides to join the Board.”
     Mark Lappe, Managing Partner at Efficacy Capital, stated: “Our fund accumulated shares in Repros over the past two years, and we believe strongly in Repros’ management team and its product candidates, Proellex and Androxal. We appreciate the opportunity to grow our ownership in Repros and believe our relationship will result in increased value to all shareholders of the Company.”
     For more information concerning the provisions contained in the Standstill Agreement, please see the Company’s Current Report on Form 8-K regarding this matter.
     About Repros Therapeutics Inc.
     Repros Therapeutics Inc. is engaged in the clinical development of small molecule therapeutics for the treatment of reproductive system disorders that have significant market potential and are currently underserved. We are developing our lead product Proellex®, which is a selective blocker of the progesterone receptor, for the treatment of uterine fibroids, endometriosis and as a short course treatment for uterine fibroid-induced anemia. Uterine fibroids affect numerous women of childbearing age in the U.S. and result in a significant number of hysterectomies each year and endometriosis is a condition that affects approximately 5.5 million women in the U.S. and Canada.
     Repros recently completed a three-month U.S. Phase 2 clinical trial of Proellex for the treatment of symptoms associated with uterine fibroids and patients from that study have been enrolled into a one-year open-label safety study. We intend to initiate pivotal Phase 3 clinical trials for the treatment of uterine fibroids and for the treatment of uterine fibroid-induced anemia in the first quarter of 2008 and anticipate filing a NDA for the anemia indication by year-end 2008. Repros also recently completed a Proellex six-month European Phase 1/2 clinical trial for the treatment of symptoms associated with endometriosis, and has initiated a U.S. Phase 2 study for this indication in the third quarter of 2007.
     Our second drug candidate, Androxal™, is designed to restore normal pituitary response resulting in normalization of testosterone levels. According to the Urology Channel, recent estimates show that approximately 13 million men in the United States experience testosterone deficiency. Repros recently completed an Androxal non-pivotal six-month U.S. Phase 3 clinical trial and has enrolled patients from this trial into a one-year open-label safety study. We intend to develop Androxal™ for the treatment of fertility preservation and improvement in patients that want to preserve their fertility while being treated for low testosterone associated with secondary hypogonadism. In addition, we also intend to develop Androxal for the treatment of men with idiopathic adult onset hypogonadotropic hypogonadism associated with glycemic and lipid dysregulation.
     For more information, please visit the Company’s website at http://www.reprosrx.com.
     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data, the cost of such studies and Repros’ ability to raise additional capital on acceptable terms or at all, and such other risks which are identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and Repros’ Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007, as they may be updated by the Company’s Exchange Act filings from time to time. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:	Joseph Podolski President & CEO Repros Therapeutics Inc. 281-719-3447